Exhibit 99.1

CUBIST ANNOUNCES EMA ACCEPTANCE OF TEDIZOLID

MARKETING AUTHORIZATION APPLICATION FOR REVIEW

Lexington, Mass., February 27, 2014 — Cubist Pharmaceuticals, Inc. (NASDAQ: CBST) today announced that the European Medicines Agency (EMA) has accepted for review the Company’s Marketing Authorization Application (MAA) for its investigational antibiotic tedizolid phosphate. Cubist is seeking approval of tedizolid for the treatment of complicated skin and soft tissue infections (cSSTI), with a decision from the European Commission (EC) expected during the first half of 2015.

Tedizolid is a once daily oxazolidinone being developed for both intravenous (I.V.) and oral administration for the treatment of serious infections caused by certain Gram-positive bacteria, including those caused by methicillin-resistant Staphylococcus aureus (MRSA). The MAA submission is based on positive data from two global Phase 3 clinical studies of tedizolid, which met the primary and secondary endpoints defined by the EMA and U.S. Food and Drug Administration (FDA).

“We are very pleased to receive MAA acceptance for tedizolid and to work with the EMA on this important review process,” said Steve Gilman, Ph.D., Executive Vice President of Research and Development and Chief Scientific Officer of Cubist Pharmaceuticals. “As we continue to build out our global infrastructure, this is a significant development in our ongoing mission to advance potential new antibiotics for patients facing serious bacterial infections, such as MRSA, around the world.”

Prior to the EMA acceptance of the MAA, the FDA accepted the Company’s New Drug Application (NDA) for tedizolid with Priority Review and assigned an action date of June 20, 2014. The FDA has asked Cubist to participate in a meeting of its Anti-Infective Drugs Advisory Committee (AIDAC) on March 31, 2014. The AIDAC will review data supporting the Company’s NDA for tedizolid, for which Cubist is seeking approval in acute bacterial skin and skin structure infections (ABSSSI).

Additionally, Cubist expects to submit a New Drug Submission (NDS) to Health Canada during the first half of 2014 in acute bacterial skin and skin structure infections (ABSSSI).

About Serious Skin, Skin Structure and Soft Tissue Infections

Complicated skin and soft tissue infections (cSSTI) and acute bacterial skin and skin structure infections (ABSSSI) are a significant and growing problem throughout the world. These infections involve deeper tissue or require surgical intervention (e.g., cellulitis, major cutaneous abscesses and infected wounds) or are associated with a significant underlying disease (e.g., diabetes or systemic immunosuppression) that complicates response to therapy. A variety of pathogens may be identified in cSSTI and ABSSSI but the two most common Gram-positive pathogens are Staphylococcus aureus and Streptococcus pyogenes. The significant increase in the incidence of methicillin-resistant Staphylococcus aureus (MRSA) healthcare-associated infections (HAIs), as well as community infections, has resulted in a need for therapies to address serious skin, skin structure and soft tissue infections that are effective against MRSA.

About MRSA

The European Centre for Disease Prevention and Control (ECDC) estimates that more than four million European Union (EU) patients acquire healthcare-associated infections (HAIs) annually, resulting in

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37,000 deaths, and that a large proportion of these deaths are due to the most common multidrug-resistant bacteria, including methicillin-resistant Staphylococcus aureus (MRSA). According to the ECDC, MRSA is still the most commonly identified antimicrobial-resistant pathogen in hospitals in many parts of the world, including Europe, the Americas, North Africa, the Middle-East, and Asia.  Data from the Eurosurveillance journal estimates MRSA infections affect more than 150,000 patients annually in the EU.  According to the U.S. Centers for Disease Control and Prevention (CDC) “Antibiotic resistance threats in the United States, 2013” report, each year more than two million Americans develop infections from antibiotic-resistant bacteria. One of the serious public health threats identified by the CDC is MRSA, which continues to be a clinical and economic burden. Based on CDC data, there are 80,461 severe MRSA infections and 11,285 deaths from MRSA in the U.S. per year.

About tedizolid phosphate

Tedizolid phosphate (also known as TR-701) is a novel oxazolidinone antibiotic drug candidate that is rapidly converted in vivo by phosphatases to the microbiologically active moiety TR-700. TR-700 is a protein synthesis inhibitor that interacts with the 23S ribosomal ribonucleic acid (rRNA) of the bacterial ribosome, thereby preventing the initiation of translation by inhibiting formation of the initiation complex. Tedizolid is being developed for both I.V. and oral administration in the potential treatment of complicated skin and soft tissue infections (cSSTI) and acute bacterial skin and skin structure infections (ABSSSI). Tedizolid is also being developed for potential use in nosocomial pneumonia (hospital-acquired bacterial pneumonia [HABP] and ventilator-associated bacterial pneumonia [VABP]).  Two Phase 3 studies, conducted in the U.S., Europe and other regions worldwide, in cSSTI and ABSSSI demonstrated that tedizolid 200 mg once daily for six days was statistically non-inferior to 10 days of linezolid 600 mg twice daily for the primary efficacy endpoints. Secondary endpoints were also met. In these studies, the adverse event rates were similar for both tedizolid and linezolid treated patients. Gastrointestinal adverse events (diarrhea, nausea and vomiting) were the most commonly reported in both treatment groups. For more information visit: http://www.cubist.com/products/tedizolid.

About Cubist’s Commitment to Antibiotic R&D

Cubist has a growing commitment to global public health through its leadership in the R&D of antibiotics to treat serious and life-threatening infections caused by a broad range of increasingly resistant bacteria. The Company hopes to deliver at least four new antibiotics in support of the Infectious Diseases Society of America (IDSA) goal of 10 new antibiotics by 2020. Cubist expects to invest approximately $400M USD in 2014 on antibacterial R&D and approximately 75% of its employee base is focused on the research, development, commercialization and support of antibiotics.

About Cubist

Cubist Pharmaceuticals, Inc. is a global biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address significant unmet medical needs in the acute care environment. Cubist is headquartered in Lexington, Massachusetts, with a central international office located in Zurich, Switzerland. Additional information can be found at Cubist’s web site at www.cubist.com.  Also, connect with Cubist on Twitter @cubistbiopharma and @cubistcareers, LinkedIn, or YouTube.

Forward Looking Statements

This press release contains forward-looking statements. Any statements contained herein which do not describe historical facts, including but not limited to, statements regarding: the expected timing for the EC reaching a decision on Cubist’s MAA for tedizolid phosphate; positive results from our Phase 3 clinical studies of tedizolid; the therapeutic potential of tedizolid; the expected timing for submitting a New Drug Submission to Health Canada for tedizolid in ABSSSI; the expected timing of the FDA AIDAC meeting and action date for our tedizolid NDA submission with the FDA; our build out of our global infrastructure; our aspirations to achieve a portion of the IDSA goal of 10 new antibiotics by 2020; and the level of our financial and personnel commitments towards antibiotic research, development and commercialization, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, among others: regulatory developments in Europe and the U.S., including the risk that the EMA, EC, FDA and other foreign regulatory authorities may not agree with our interpretation of the results from the clinical studies of tedizolid, may not approve on a timely basis or at all, our marketing authorization applications for tedizolid or may require additional data, analysis, information or further studies that may not be clinically feasible or financially practicable; the review of our marketing authorization applications may take longer than anticipated due to internal regulatory authority constraints; any marketing approval for tedizolid may impose significant limitations on its use and additional post-marketing requirements; our ability to obtain adequate pricing and reimbursement levels for tedizolid; our ability to successfully commercialize tedizolid, including as a result of regulatory authorities’ decisions regarding labeling and other matters, including adverse side effects, that could affect its availability or commercial potential; competitive risks from current and future therapeutic alternatives to tedizolid; our ability to maintain and enforce intellectual property protection for tedizolid; we may not be able to submit additional marketing authorization applications for tedizolid on our anticipated timelines; additional clinical trials of tedizolid, including in HABP/VABP, may produce negative or inconclusive results or may not be initiated or conducted in a timely manner; technical difficulties or excessive costs relating to the manufacture or supply of tedizolid, including our ability to work with our third party contract manufacturers that manufacture and supply tedizolid on our behalf; our ability to work with, and the performance of our third party contract research organizations that help us conduct our clinical trials; we may encounter other unanticipated or unexpected risks with respect to the development or manufacture of tedizolid; the fact that drug discovery and development is complex, time consuming, expensive and fraught with a high risk of failure; and those additional factors discussed in our most recent annual report on Form 10-K and quarterly report on Form 10-Q filed with the Securities and Exchange Commission. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date of this document, and we undertake no obligation to update or revise any of these statements.

Contacts:

INVESTORS:

Eileen C. McIntyre

Vice President, Investor Relations

Cubist Pharmaceuticals, Inc.

(781) 860-8533

eileen.mcintyre@cubist.com

MEDIA:
US Media:	Europe Media:
Jennifer Baird	Nivey Nocher
Director of Product Communications	Account Director, Health

Cubist Pharmaceuticals, Inc.	Weber Shandwick
(781) 860-1282	+44 (0) 207 067 0143
jennifer.baird@cubist.com	nnocher@webershandwick.com